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                                                                   EXHIBIT 23.1


The Board Of Directors of
American Retirement Corporation:

The audits of American Retirement Communities, L.P. referred to in our report dated January 22, 1997, except for Note 16, which is as of June 4, 1997, included the related financial statement schedule for the year ended December 31, 1994, the three months ended March 31, 1995, the nine months ended December 31, 1995, and the year ended December 31, 1996, included in the registration statement. The financial statement schedule is the responsibility of the Partnership's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic combined and consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein. Our report dated January 22, 1997, except for Note 16, which is as of June 4, 1997, contains an explanatory paragraph which refers to a change in cost basis as a result of a purchase business combination.

We consent to the use of our reports included herein on (1) American Retirement Communities L.P. and (2) Carriage Club of Charlotte, Limited Partnership and Carriage Club of Jacksonville, Limited Partnership and to the reference to our firm under the headings "Selected Combined and Consolidated Financial Data" and "Experts" in the prospectus.


                                       /s/ KPMG PEAT MARWICK LLP
                                       ------------------------
                                       KPMG Peat Marwick LLP


Nashville, Tennessee
September 23, 1997